                                                        Exhibit 99
                                                        AT&T Capital Corporation

NEWCOURT CREDIT GROUP FORGES GLOBAL ALLIANCE WITH AT&T CAPITAL CREATES ONE OF WORLD'S LARGEST ASSET FINANCE COMPANIES

For immediate release: Monday, November 17, 1997
------------------------------------------------

        Toronto, Ontario and Morristown, New Jersey, November 17, 1997 - Newcourt Credit Group and AT&T Capital Corporation announced today that the two industry leaders have entered into an agreement under which Newcourt will acquire all of the outstanding shares of AT&T Capital. The combined entity will form one of the world's largest asset finance companies with a market capitalization in excess of US$4.5 billion (C$6.3 billion, UK'L'2.7 billion).

        The combined company will become a global enterprise with tremendous financial strength and marketing capability and will be well positioned to provide innovative customer financing solutions and long term shareholder value. It will employ more than 5,000 staff servicing customers in 24 countries around the world. Newcourt and AT&T Capital had combined 1996 new business volumes of US$9.4 billion (C$13.2 billion, UK'L'5.5 billion) and owned and managed assets of US$17.8 billion (C$25.1, UK'L'10.5) at the end of 1996.

        The total consideration will be US$1.61 billion (C$2.3 billion, UK'L'950 million), comprised of US$1.06 billion (C$1.49 billion, UK'L'625 million) cash and approximately 17.6 million Newcourt common shares, which constitutes a 13% stake in the combined company. AT&T Capital's shareholders have agreed not to sell the Newcourt common shares acquired as part consideration for periods ranging from 6 to 18 months following closing. The selling shareholders have also agreed that US$28.1 million of the cash consideration will be escrowed in respect of AT&T Capital employee share options and incentive-based compensation. The transaction, which is subject to certain conditions including regulatory approvals, is expected to close at the end of January 1998.

        "The new company combines the best of Newcourt's entrepreneurial drive with the global reach of AT&T Capital," noted Steven K. Hudson, president and CEO of Newcourt Credit Group. "It also enables us to accelerate the pace at which we are offering international commercial finance services to our major equipment manufacturing partners."

        "Over the past year, we have made great progress in maintaining and building relations with major international vendor clients and in developing a platform from which to promote our products internationally," said David Banks, chief executive officer at AT&T Capital. "By joining forces, AT&T Capital and Newcourt will set a new standard in delivering value to our customers."

        New Jersey-based AT&T Capital became a privately held company in October 1996 when it was bought by a leasing consortium including

                                                        Exhibit 99
                                                        AT&T Capital Corporation

management and Hercules Holding (Cayman) Ltd., a holding company ultimately financed by investment bank Nomura International plc.

        "Our objective from the outset has been to support management's efforts to build AT&T Capital into a world-class global competitor," said Guy Hands, Managing Director of Nomura International. "With this transaction, the company will achieve that objective much sooner than we ever anticipated. Nomura International is demonstrating its continuing commitment to the combined company by maintaining an indirect 13% equity interest through Hercules." Two Nomura appointed representatives, including Guy Hands, will serve on the Board of Directors of the combined company.

        The cash consideration of US$1.06 billion (C$1.49 billion, UK'L'625 million) will be entirely financed with equity by issuing approximately 35 million Newcourt Credit Group common shares at C$46.00 per share to the public in Canada and the United States on a bought deal basis. CIBC Wood Gundy Securities Inc. will lead the syndicate of underwriters for the offering.

        Hercules Holding (Cayman) is a subsidiary of Hercules Holding U.K., which is a company structured and financed by Nomura International plc.

        Nomura International plc is the wholly-owned European subsidiary of The Nomura Securities Co. Ltd., one of the world's largest investment banks. Its major activities in Europe include the origination, trading and sales of securities, research, principal finance, securitization and emerging markets corporate finance.

        AT&T Capital is a global leader in providing equipment leasing, finance and related services to approximately 500,000 commercial customers of all sizes in 23 countries. The company had total owned and managed assets of US$13.6 billion (C$19.2 billion, UK'L' 8.0 billion) at September 30, 1997.

        Newcourt Credit Group is one of North America's leading sources of asset-based financing serving the corporate, commercial and institutional markets, with owned and managed loans of more than US$7.1 billion (C$10.0 billion, UK'L'4.2 billion) at September 30, 1997 and an international network of 42 offices.

        This press release is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration. A portion of the public offering of common shares referred to above is being made in the United States pursuant to a registration statement filed today. The public offering of common shares to be made in the United States will be made by means of a prospectus that may be obtained from Newcourt Credit Group that will contain detailed information about Newcourt and its management, as well as financial statements.

                                      ####